Exhibit - 10.5
EXECUTIVE AGREEMENT
          WHEREAS, Timothy J. Benson (the “Executive”) is the Chief Financial Officer of Factory Card & Party Outlet Corp., a Delaware corporation (the “Company”);
          WHEREAS, the Executive is a participant in the Company’s Amended and Restated Executive Severance Plan (the “Executive Severance Plan”);
          WHEREAS, in connection with the proposed acquisition (the “Merger”) of the Company pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 17, 2007, by and among Amscan Holdings, Inc., a Delaware corporation (“Parent”), Amscan Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Newco”) and the Company, the Company shall become a wholly owned subsidiary of Parent; and
          WHEREAS, the Executive Severance Plan shall remain in effect on and after the consummation of the transactions contemplated by the Merger Agreement, with such changes as may be effected by this Agreement, and, in connection therewith, the Executive shall continue to serve as Chief Financial Officer of the Company.
          NOW THEREFORE, in consideration of the mutual promises contained herein, the Executive, Parent and the Company agree as follows:
          1. The Executive shall continue employment with the Company as an at-will employee following the closing of the Merger (the “Closing”), it being understood that the Company shall thereupon be a direct or indirect subsidiary of Parent and/or AAH Holdings Corporation (“Holdings”). Executive shall serve as Chief Financial Officer of the Company. The Executive shall report to the President and Chief Executive Officer of the Company. The Executive hereby agrees that changes to his duties, responsibilities and authorities caused solely and as a direct and proximate result of the Company becoming a privately held subsidiary of Parent and/or Holdings will not in and of itself constitute “Good Reason” within the meaning of Section 1.2 of the Executive Severance Plan. The Executive will have such duties, responsibilities and authorities as are prescribed by the President and Chief Executive Officer of the Company from time to time and normally associated with those of chief financial officers of retail businesses of similar size in the United States. For the avoidance of doubt, Executive’s duties, responsibilities and authority will include, but not be limited to: (i) preparation of budgets of the Company for recommendation to the President and CEO of the Company, and (ii) selection, retention and termination of employees of the Executive’s department.
          2. On the date of the Closing, Parent shall cause to be granted to the Executive nonqualified stock options to purchase 24 shares of common stock of Holdings (such options, the “New Options”), at an exercise price equal to the fair market value of a share of common stock at the date of grant, which is expected to be $17,500 per share. One-half (50%) of the New Options shall be subject to vesting in equal annual installments over a period of 5 years following the date of grant, and the remaining one-half (50%) of the New Options shall be subject to performance vesting, in each case on the terms set forth in the attached form of Option Agreements (attached as Exhibit A-1 and Exhibit A-2). Such Option Agreements shall be granted under and pursuant to the terms of the AAH Holdings Corporation 2004 Equity Incentive Plan (the “AAH Option Plan”), in or substantially in the form of the attached options certificates. Notwithstanding anything else in the Executive Severance Plan (including Section 3.5 thereof) or in any other agreement, the New Options shall vest on such terms as provided in such Option Agreements.
          3. Contemporaneous with the execution of this Agreement, the Company shall amend the Executive Severance Plan in the form attached hereto as Exhibit B (subject to the terms of this Agreement, including the last sentence of Section 2).
          4. The parties hereto acknowledge and agree that the transactions contemplated by the Merger Agreement shall constitute a “Change in Control” (as defined in the Executive Severance Plan) and that if the Executive becomes entitled to severance benefits under the Executive Severance Plan within two years after the consummation of the transactions contemplated by the Merger Agreement, the “Severance Period” (as defined in the Executive Severance Plan) shall be eighteen months.
          5. This Agreement shall become effective on the Closing (as defined in the Merger Agreement) and shall be of no force or effective if the Merger Agreement is terminated in accordance with its terms.
          IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of this 17th day of September, 2007.

Amscan Holdings, Inc.
By:	/s/ Robert J. Small
	Name:	Robert J. Small
	Title:	Chairman of the Board

Factory Card and Party Outlet Corp.
By:	/s/ Gary Rada
	Name:	Gary Rada
	Title:	CEO

Executive
/s/ Timothy J. Benson